Exhibit 99.1
PAYNE FALKNER SMITH & JONES, P.C.
Certified Public Accountants

Report of Independent Auditors on Compliance with Requirements of the Uniform
Single Attestation Program for Mortgage Bankers
Board of Directors and Stockholder
of Colonial Savings, F.A.

We have examined management's assertion about Colonial Savings, F.A. ("Colonial")
compliance with the minimum servicing standards identified in the Mortgage Bankers
Association of America's Uniform Single Attestation Program for Mortgage Bankers
("USAP") as of and for the year ended September 30, 2004, included in the accompanying management's assertion about Colonial's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the
American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Colonial's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Colonial's compliance with the minimum servicing standards.

In our opinion, management's assertion that Colonial complied with the aforementioned minimum servicing standards as of and for the year ended September 30, 2004, is fairly stated, in all material respects.

Payne Falkner Smith & Jones, P.C.

November 10, 2004

10711 Preston Road . Suite 110 . Dallas, TX 75230 . 972 / 404-1226 . Fax 214 / 363-9980